Exhibit 99.1

Assurant Announces Change in Board of Directors

NEW YORK, March 24, 2010 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces that Dr. Robert J. Blendon, Sc.D., resigned from its Board of Directors, effective March 19, 2010.

“We thank Bob for the many contributions he has made as a member of the Assurant Board of Directors, and wish him well in his expanding role at Harvard University’s School of Public Health and Kennedy School of Government,” said Robert B. Pollock, president and CEO.

On March 22, 2010, the company’s Board of Directors appointed John M. Palms to replace Dr. Blendon as Chair of its Nominating and Corporate Governance Committee, effective as of that date.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:	Investor Relations:

Shawn Kahle	Melissa Kivett
Vice President	Senior Vice President
Corporate Communications	Investor Relations
Phone: 212-859-7047	Phone: 212-859-7029
Fax: 212-859-5893	Fax: 212-859-5893
shawn.kahle@assurant.com	melissa.kivett@assurant.com